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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:   September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Topor               Shimon
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   (Last)               (First)                 (Middle)

  650 Madison Avenue, 17th Floor
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                                    (Street)

   New York            New York                 10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   April 29, 1998

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   LASALLE HOTEL PROPERTIES (LHO)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [  ]   10% Owner
   [   ]   Officer (give title below)           [X ]   Other (specify below)

                                    TRUSTEE

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6. If Amendment, Date of Original (Month/Year)

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7.  Individual or Joint/Group Filing
    (Check Applicable Line)
     X Form filed by One Reporting Person
    __ Form fileld by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

  NOT APPLICABLE (N/A)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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
UNITS*                   4/29/99     N/A        COMMON SHARES              22,661            **               I       THROUGH
                                                                                                                      VARIOUS INTER-
                                                                                                                      MEDIARY PART-
                                                                                                                      NERSHIPS AND
                                                                                                                      CORPORATIONS
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COMMON SHARE
PURCHASE RIGHT           4/29/99   4/24/08     COMMON SHARES               163,619           $18.00           D
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
Explanation of Responses:

* PARTNERSHIP UNITS IN LASALLE HOTEL OPERATING PARTNERSHIP, L.P., WHICH ARE CONVERTIBLE INTO COMMON SHARES OF LASALLE HOTEL PROPERTIES.

** EACH UNIT IS CONVERTIBLE INTO ONE COMMON SHARE.


/S/SHIMON TOPOR                                          April 30, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date

     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.